PRESS RELEASE

Acquisitions Contact:	Financial Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Acquires an Approximately 89,000 Square Feet Medical Office
Building in Raleigh, North Carolina

Scottsdale, Arizona (November 15, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the purchase of a medical office building in Raleigh, North Carolina for approximately $16,650,000.

Raleigh Medical Center (“RMC”) is an 89,000 square foot three-story multi-tenant, medical office building that is located adjacent to the Rex Healthcare Main Campus within the Research Triangle of Raleigh, North Carolina. RMC is 91% leased to clinical medical office users that have an average remaining lease term of 7 years. Wake Research Associates, Triangle Orthopedic Associates, P.A., and Carolina Ear and Hearing Clinic are the largest tenants, occupying approximately 65% of the building.

Rex Healthcare is a member of UNC Health Care, which is a not-for-profit integrated health care system owned by the State of North Carolina. As one of the largest employers in Wake County with nearly 4,000 employees, Rex Healthcare encompasses a 665-bed acute care hospital, three wellness centers, two skilled nursing facilities focusing on rehabilitation and long-term nursing care, freestanding outpatient diagnostic, urgent care centers and a state of the art surgery center. Rex Healthcare has been providing healthcare to Wake County and the surrounding area for more than 111 years.

“HTA proactively identifies opportunities where economic fundamentals are strong and where the medical office building is associated with a strong healthcare provider such as Rex Healthcare”, stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This is our first acquisition in North Carolina, and we will continue to seek opportunities to acquire quality MOB’s in this market.”

Since January 1, 2010, HTA has acquired approximately $412.3 million in medical office and healthcare related assets based on acquisition price, including 1.90 million square feet of gross leasable area in 2010, which is 98% leased with an average remaining lease term of 8.2 years. In addition, HTA has executed Purchase and Sale Agreements on additional medical office buildings and healthcare-related assets totaling approximately $392 million and approximately 1.5 million square feet.

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $412.3 million in medical office and healthcare-related assets. These assets include a total of 19 acquisitions representing approximately 1.90 million square feet. Since its formation in 2006, HTA has made 72 geographically diverse acquisitions valued at approximately $1.87 billion based on purchase price, which includes 211 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 9.3 million square feet and includes 191 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Raleigh, North Carolina; uncertainties relating to the debt and equity capital markets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.